                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT




                                               Jurisdiction                       Year
Name                                         of Incorporation                  Organized
----                                         ----------------                  ---------
Altera GmbH                                  Germany                              1989

Altera Foreign Sales Corporation             Barbados                             1989

Nihon Altera KK                              Japan                                1990

Altera France SARL                           France                               1990

Altera Italia SARL                           Italy                                1991

Altera (UK) Limited                          United Kingdom                       1992

Altera Corporation (m) Sdn. Bhd.             Malaysia                             1995